EXHIBIT 99.2 FOR MORE INFORMATION: Michael R Cox Phone 765.497.5829 mcox@bioanalytical.com

Bioanalytical Systems, Inc. Issues Revised Fourth Quarter and Year-End 2005 Financial Results

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WEST LAFAYETTE, Ind., January 16, 2006 -- Bioanalytical Systems, Inc. (Nasdaq: BASI) today issued revised financial results for its fourth quarter and fiscal year ended September 30, 2005. The revision was necessary as a result of adjustments at the Company’s foreign subsidiaries. These adjustments resulted in decreasing revenues by $37,000 and increasing cost of revenue by $22,000. General and administrative expenses were increased by $25,000, and income taxes were increased by $22,000. As a result, net results of operations for the quarter and fiscal year ended September 30, 2005 were reduced by $106,000. Revised net earnings for the quarter were $36,000 ($0.01 per share) compared to previously announced net earnings of $142,000 ($0.03 per share). For the fiscal year, results of operations were revised to a loss of $101,000 (loss of $0.02 per share) from a profit of $5,000 ($0.00 per share).

The Company’s revised quarterly and fiscal year end results for the periods ended September 30, 2005 are attached.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit http://www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Years Ended September 30,

	2005	2004	2005	2004

Service revenue	$9,041,000	$5,658,000	$32,951,000	$24,928,000
Product revenue	3,218,000	3,436,000	9,444,000	12,224,000

Total revenue	12,259,000	9,094,000	42,395,000	37,152,000

Cost of service revenue	7,019,000	5,854,000	23,589,000	21,348,000
Cost of product revenue	1,110,000	768,000	3,462,000	4,270,000

Total cost of revenue	8,129,000	6,622,000	27,051,000	25,618,000

Gross profit	4,130,000	2,472,000	15,344,000	11,534,000

Operating expenses:
Selling	673,000	740,000	2,592,000	2,703,000
Research and development	673,000	299,000	1,326,000	1,100,000
General and administrative	2,407,000	1,792,000	10,188,000	7,477,000

Total operating expenses	3,753,000	2,831,000	14,106,000	11,280,000

Operating income (loss)	377,000	(359,000)	1,238,000	254,000

Other income (expense)	(55,000)	64,000	1,000	103,000
Interest income	12,000	3,000	19,000	8,000
Interest expense	(206,000)	(222,000)	(988,000)	(943,000)
Gain (loss) on sale of property and equipment	—	(19,000)	21,000	(29,000)

	(249,000)	(174,000)	(947,000)	(861,000)

Income (loss) before income taxes	128,000	(533,000)	291,000	(607,000)

Income taxes/(benefit)	92,000	(328,000)	392,000	(404,000)

Net income (loss)	$36,000	$(205,000)	$(101,000)	$(203,000)

Net income (loss) per share:
Basic	$0.01	$(0.04)	$(0.02)	$(0.04)
Diluted	$0.01	$(0.04)	$(0.02)	$(0.04)

Weighted average common and common equivalent shares outstanding:
Basic	4,871,127	4,869,502	4,870,370	4,860,095
Diluted	4,964,775	4,869,502	4,946,674	4,860,095

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